 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-293291
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 2026)
Up to $150,000,000
Common Stock
We have entered into a sales and registration agreement (the “Sales and Registration Agreement”) with (1) Goldman Sachs & Co. LLC, B. Riley Securities, Inc. and Yorkville Securities, LLC, from time to time acting as our sales agents (in such capacity, the “Sales Agents”) and (2) Goldman Sachs & Co. LLC, as the Forward Seller of any and all Hedging Shares offered by the Forward Counterparty (in each case, as defined below), and Goldman Sachs International, acting in its capacity as Forward Counterparty, relating to the shares of our Class A common stock, par value $0.01 (the “common stock”) offered by this prospectus supplement and the accompanying prospectus having an aggregate offering price of up to $150,000,000.
In accordance with the Sales and Registration Agreement and during the term thereof, we may issue and sell shares of our common stock covered by this prospectus supplement at any time and from time to time through the Sales Agents. The Sales Agents may act as agent on our behalf or purchase shares of our common stock from us as principal for its own account.
We may also from time to time during the term of the Sales and Registration Agreement enter into one or more collared forward transactions (each, a “Forward”), under which we will agree to sell the number of shares of our common stock specified in such Forward (subject to adjustment as set forth therein) to Goldman Sachs International (in its capacity as buyer under any Forward, the “Forward Counterparty”). If we enter into a Forward with the Forward Counterparty, to establish a hedge position under such Forward, the Forward Counterparty will have a pledge of up to the maximum number of shares of our common stock deliverable under such Forward (the “Hedging Shares”) from us, as described in “Forward Transactions,” with a right to rehypothecate the pledged shares, and will rehypothecate and sell up to such maximum number of shares through Goldman Sachs & Co. LLC acting as the statutory underwriter (in such capacity, the “Forward Seller”) in an offering under this prospectus supplement and the accompanying prospectus over a period of time to be agreed between us and the Forward Counterparty for such Forward (an “Initial Hedging Period”), all subject to the terms of the Sales and Registration Agreement and the Forward. We have been advised by the Forward Counterparty that it expects that, on the same days during the Initial Hedging Period when it is selling a number of Hedging Shares underlying the Forward, the Forward Counterparty or its affiliate(s) will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account, as the Forward Counterparty expects its initial hedge position in respect of any Forward to be substantially less than the number of shares underlying such Forward, see “Forward Transactions.” The Initial Hedging Period for any Forward that we may enter into during a reporting quarter is expected to terminate during such reporting quarter or shortly thereafter. The number of shares underlying any Forward will be reduced in the event that the Forward Counterparty is unable to introduce the maximum number of shares deliverable under the Forward into the public market during the Initial Hedging Period therefor (including as a result of the prospectus being unavailable at any time during such Initial Hedging Period). See “Plan of Distribution (Conflicts of Interest).”
Sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including by sales made by means of ordinary brokers’ transactions on or through the New York Stock Exchange (“NYSE”) or another market for our common stock, sales made to or through a market maker other than on an exchange, including in the over-the-counter market, in negotiated transactions (including block trades), at market prices prevailing at the time of sale or at negotiated prices, through a combination of any such methods of sale, or by any other method permitted by law. Goldman Sachs & Co. LLC, B. Riley Securities, Inc. and Yorkville Securities, LLC, acting as Sales Agents, or Goldman Sachs & Co. LLC, acting as the Forward Seller, are not required to sell any specific number or dollar amount of shares of our common stock, but, subject to the terms and conditions of the Sales and Registration Agreement and, in relation to sales of the Hedging Shares, the applicable Forward, the Sales Agents and the Forward Seller will use their respective commercially reasonable efforts, consistent with their normal trading and sales practices, to sell up to the designated shares of our common stock. In respect of any sales by the Sales Agents on our behalf and in respect of any sales of the Hedging Shares by the Forward

Seller on behalf of the Forward Counterparty, we may specify that no shares of our common stock may be sold, if the sales cannot be effected at or above the price designated by us, and we may specify other trading parameters for such sales (including volume limitations). Accordingly, any sales by the Sales Agents on our behalf and any sales of the Hedging Shares by the Forward Seller may be suspended at any time, and there can be no assurance that either the Sales Agents or the Forward Seller will be able to sell any shares pursuant to the Sales and Registration Agreement. No sales of shares of our common stock by the Sales Agents acting on our behalf will occur simultaneously with any sales of the Hedging Shares by the Forward Seller on behalf of the Forward Counterparty, in each case, pursuant to the Sales and Registration Agreement.
The compensation to the Sales Agents will be a mutually agreed commission that will not exceed 2.0% of the gross sales price per share of our common stock sold through it on our behalf under the Sales and Registration Agreement. We will not receive any proceeds from the sale of any Hedging Shares by the Forward Counterparty under this prospectus supplement, but we expect to receive a prepayment under each Forward after completion of the respective Initial Hedging Period for such Forward, and we may receive an additional payment upon settlement at maturity of such Forward (or a portion thereof), as described in “Forward Transactions.” We refer you to “Plan of Distribution (Conflicts of Interest)” beginning on page S-40 of this prospectus supplement for additional information regarding compensation of the Sales Agents, the Forward Seller and the Forward Counterparty.
In connection with the sale of shares of common stock on our behalf by the Sales Agents and on behalf of the Forward Counterparty by the Forward Seller, the Sales Agents and the Forward Seller, respectively, will be deemed to be an “underwriter” within the meaning of the Securities Act. The compensation of the Sales Agents and the Forward Seller will be deemed to be underwriting commissions or discounts.
Our common stock is listed on the NYSE under the symbol “AMC.” The market prices and trading volume of our shares of common stock have been and may continue to be subject to extreme fluctuations in response to numerous factors, many of which are beyond our control, which could cause purchasers of our common stock to incur substantial losses.
During 2025 and 2026 to date, the market price of our common stock has fluctuated from an intra-day low on the NYSE of $1.35 per share on January 30, 2026, February 2, 2026 and February 3, 2026 to an intra-day high on the NYSE of $4.13 on January 7, 2025, and the last reported sale price of our common stock on the NYSE on February 6, 2026 was $1.48 per share.
During 2025 and 2026 to date, according to the NYSE, daily trading volume for our common stock ranged from approximately 4,237,100 to 72,240,900 shares. The extreme fluctuations in the market price and trading volume of our common stock in recent years have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. While the market prices of our common stock may respond to developments regarding our liquidity, operating performance and prospects and developments regarding our industry, we believe that volatility and our current market prices also reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Within the last seven business days, the market price of our common stock has fluctuated from an intra-day low on the NYSE of $1.35 on January 30, 2026, February 2, 2026 and February 3, 2026 to an intra-day high of $1.54 on February 4, 2026. Under the circumstances, we caution you against investing in our common stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment. See “Risk Factors — Risks Related to This Offering.”
Settlement of any sales of our common stock will occur on the first business day following the date on which such sales were made (or such earlier day as is industry practice for regular-way trading). There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as may be designated by the Sales Agents or the Forward Seller (as applicable) at the time of sale.
Investing in our common stock is highly speculative and involves risks. You should carefully read and consider the risk factors included in this prospectus supplement, in our periodic reports, in the accompanying prospectus and in any other documents we file with the U.S. Securities and Exchange Commission (the “SEC”). See the sections entitled “Risk Factors” below on page S-14, in our other filings with the SEC and in the accompanying prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Goldman Sachs & Co. LLC B. Riley Securities Yorkville Securities
The date of this prospectus supplement is February 9, 2026.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
On February 9, 2026, we filed with the SEC a registration statement on Form S-3 utilizing a shelf registration process related to the securities described in this prospectus supplement, which was automatically declared effective upon filing.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the sales that may be made hereunder and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to any offering under this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described under “Where You Can Find More Information; Incorporation of Documents by Reference,” and any free writing prospectus that we prepare and distribute.
We have not, and neither the Sales Agents, nor the Forward Seller nor its affiliate Forward Counterparty have, authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus related hereto that we may authorize to be delivered to you. If given or made, any such other information or representation should not be relied upon as having been authorized by us. The Sales Agents and the Forward Seller may only offer to sell, and seek offers to buy, any securities in jurisdictions where offers and sales are permitted.
This prospectus supplement and the accompanying prospectus and any other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is only accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless we state otherwise, references to “we,” “us,” “our,” the “Company” or “AMC” refer to AMC Entertainment Holdings, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.amctheatres.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus supplement.
This prospectus supplement contains summaries of certain of our agreements. The descriptions contained in this prospectus supplement of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.
The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025 and the amendment to our annual report on Form 10-K, filed with the SEC on April 30, 2025 (together, the “Annual Report”);

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our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 7, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 11, 2025, and for the fiscal quarter ended September 30, 2025 filed with the SEC on November 5, 2025 (each a “Quarterly Report”);

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 24, 2025;

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our Current Reports on Form 8-K filed with the SEC on January 31, 2025, February 14, 2025, July 1, 2025, July 7, 2025, July 25, 2025, October 1, 2025, October 3, 2025, December 11, 2025, December 22, 2025, January 12, 2026 and January 29, 2026; and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 17, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.
This prospectus supplement and any accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement or any accompanying prospectus or free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:
AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this prospectus supplement, the documents that are incorporated by reference in this prospectus supplement and other written or oral statements made by or on behalf of AMC may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by the use of words such as “may,” “will,” “forecast,” “estimate,” “project,” “intend,” “plan,” “expect,” “should,” “believe” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions and speak only as of the date on which it is made. Examples of forward-looking statements include statements we make regarding future attendance levels, revenues and our liquidity. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:
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the risks and uncertainties relating to the sufficiency of our existing cash and cash equivalents and available borrowing capacity to fund operations and satisfy obligations including cash outflows for planned capital expenditures currently and through the next twelve months. In order to achieve net positive cash flows from operating activities, revenues will need to increase from current levels to levels at least in line with pre-COVID-19 revenues. However, there remain significant risks that may negatively impact revenues and attendance levels, including changes to movie studios release schedules (including as a result of production delays and delays to the release of movies caused by labor stoppages) and direct to streaming or other changing movie studio practices. If we are unable to achieve increased levels of attendance and revenues, we will be required to obtain additional liquidity. If such additional liquidity is not obtained or is insufficient, we likely would seek an in-court or out-of-court restructuring of our liabilities, and in the event of such future liquidation or bankruptcy proceeding, holders of our common stock and other securities would likely suffer a total loss of their investment;

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the risks and uncertainties relating to the 2025 Refinancing Transactions and 2024 Refinancing Transactions (as defined below), including, but not limited to, (i) the potential for additional future dilution of our common stock as a result of issuance of shares underlying our Existing Exchangeable Notes or our New Exchangeable Notes (as defined below), (ii) the possibility that the extension of certain debt maturities will not provide enough time for attendance and revenues to increase to sufficient levels and generate net positive cash flows from operating activities to overcome liquidity concerns or may be insufficient to do so if the Company does not achieve revenue levels at least in line with pre-COVID-19 revenues and (iii) the impact on the market price of our common stock and our capital structure of any litigation or claims of default that might arise in connection with the 2025 Refinancing Transactions or 2024 Refinancing Transactions;

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changing practices of distributors, which accelerated during the COVID-19 pandemic, including increased use of alternative film delivery methods including premium video on demand, streaming platforms, shrinking exclusive theatrical release windows or release of movies to theatrical exhibition and streaming platforms on the same date, the theatrical release of fewer movies, or transitioning to other forms of entertainment;

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the impact of changing movie-going behavior of consumers;

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the risk that the North American and international box office in the near term will not recover sufficiently, resulting in continued cash burn and the need to seek additional financing, which may not be available at favorable terms, or at all;

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risks and uncertainties relating to our significant indebtedness, including our borrowings and our ability to meet our debt covenants;

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the dilution caused by recent and potential future sales of our common stock and future potential share issuances to repay, refinance, redeem or repurchase indebtedness (including expenses, accrued interest and premium, if any);

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risks relating to motion picture production, promotion, marketing, and performance, including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and the financial burden imposed by tariffs on motion picture production;

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the seasonality of our revenue and working capital, which are dependent upon the timing of motion picture releases by distributors, such releases being seasonal and resulting in higher attendance and revenues generally during the summer months and holiday seasons, and higher working capital requirements during the other periods such as the first quarter;

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intense competition in the geographic areas in which we operate among exhibitors, streaming platforms, or from other forms of entertainment;

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certain covenants in the agreements that govern our indebtedness that limit or restrict our ability to take advantage of certain business opportunities, pay dividends, incur additional debt, pre-pay debt, and also to refinance debt and to do so at favorable terms, and such covenants that impose additional administrative and operational burdens on our business;

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risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges;

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general and international economic, political, regulatory, social and financial market conditions, including potential economic recession, inflation, rising interest rates, the financial stability of the banking industry, and other risks that may negatively impact discretionary income and our revenues and attendance levels;

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our lack of control over distributors of films;

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limitations on the availability of capital or poor financial results may prevent us from deploying strategic initiatives;

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an issuance of preferred stock could dilute the voting power of the common stockholders and adversely affect the market value of our outstanding common stock;

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limitations on the authorized number of shares of common stock could in the future prevent us from raising additional capital through common stock;

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our ability to achieve expected synergies, benefits and performance from our strategic initiatives;

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our ability to refinance our indebtedness on terms favorable to us or at all;

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our ability to optimize our theatre circuit through new construction, the transformation of our existing theatres, and strategically closing underperforming theatres may be subject to delay and unanticipated costs;

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failures, unavailability or security breaches of our information systems, including due to cybersecurity incidents;

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our ability to utilize interest expense deductions will be limited annually due to Section 163(j) of the Internal Revenue Code of 1986, as amended, as amended by the One Big Beautiful Bill Act of 2025;

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our ability to recognize interest deduction carryforwards, net operating loss carryforwards and other tax attributes to reduce our future tax liability;

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our ability to recognize certain international deferred tax assets which currently do not have a valuation allowance recorded;

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review by antitrust authorities in connection with acquisition opportunities;

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risks relating to the incurrence of legal liability;

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dependence on key personnel for current and future performance and our ability to attract and retain senior executives and other key personnel, including in connection with any future acquisitions;

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increased costs in order to comply or resulting from a failure to comply with governmental regulation, including the General Data Protection Regulation (“GDPR”) and all other current and pending privacy and data regulations in the jurisdictions where we have operations;

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supply chain disruptions may negatively impact our operating results;

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the availability and/or cost of energy, particularly in Europe;

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the market price and trading volume of our shares of common stock has been and may continue to be volatile, and purchasers of our securities could incur substantial losses;

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future offerings of debt, which would be senior to our common stock for purposes of distributions or upon liquidation, could adversely affect the market price of our common stock;

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the potential for political, social, or economic unrest, terrorism, hostilities, cyber-attacks or war, including the conflict between Russia and Ukraine and other international conflicts;

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the potential impact of financial and economic sanctions on the regional and global economy, or widespread health emergencies, such as pandemics or epidemics, causing people to avoid our theatres or other public places where large crowds are in attendance;

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anti-takeover protections in our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Fourth Amended and Restated Bylaws (the “bylaws”) may discourage or prevent a takeover of our Company, even if an acquisition would be beneficial to our stockholders; and

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other risks and uncertainties identified in this prospectus supplement and in the documents incorporated herein by reference.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty and we caution accordingly against relying on forward-looking statements.
Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in this prospectus supplement under “Risk Factors,” as well as those set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” in the Annual Report, “Item 1A. Risk Factors” in our Quarterly Reports and in subsequent reports filed by us with the SEC, including on Form 8-K. Because of the foregoing, you are cautioned against relying on forward-looking statements, which speak only as of the date hereof. We do not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in the common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in the common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.
The Company
We are the world’s largest theatrical exhibition company and an industry leader in innovation and operational excellence. Over the course of our 100+ year history, we have pioneered many of the theatrical exhibition industry’s most important innovations. We introduced multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Most recently, we continued to innovate and evolve the movie-going experience with the deployment of our theatre renovations featuring plush, powered recliner seating and the launch of our U.S. subscription loyalty tier, AMC Stubs® A-List. Our growth has been driven by a combination of organic growth through reinvestment in our existing assets and through the acquisition of some of the most respected companies in the theatrical exhibition industry.
Recent Developments
Certain Preliminary Financial Results for the Three Months and Full Year Ended December 31, 2025
In providing this update, reference is made to our prior disclosures contained in our 2024 Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q for the period ended March 31, 2025, for the period ended June 30, 2025 and for the period ended September 30, 2025. This update should be read together with the prior disclosures, including the risk factors contained therein, which are incorporated by reference herein.
We have released certain limited preliminary results for the three months and full year ended December 31, 2025. The preliminary results are unaudited, subject to completion of the Company’s financial reporting processes, based on information known by management as of the date of this document and do not represent a comprehensive statement of our financial results for the three months and full year ended December 31, 2025. The Company expects:
Three Months Ended December 31, 2025 Preliminary Results
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Total revenues for the three months ended December 31, 2025, to be approximately $1,288.3 million compared to $1,306.4 million for the three months ended December 31, 2024.

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Net loss for the three months ended December 31, 2025, to be approximately $(127.4) million compared to a net loss of $(135.6) million for the three months ended December 31, 2024.

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Adjusted EBITDA to be approximately $134.1 million for the three months ended December 31, 2025, compared to Adjusted EBITDA of $164.8 million for the three months ended December 31, 2024.

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Cash and cash equivalents at December 31, 2025 to be $428.5 million, compared to cash and cash equivalents of $632.3 million at December 31, 2024.

Full Year Ended December 31, 2025 Preliminary Results
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Total revenues for the full year ended December 31, 2025, to be approximately $4,848.9 million compared to $4,637.2 million for the full year ended December 31, 2024.

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Net loss for the full year ended December 31, 2025, to be approximately $(632.4) million compared to a net loss of $(352.6) million for the full years ended December 31, 2024.

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Adjusted EBITDA to be approximately $387.5 million for the full year ended December 31, 2025, compared to Adjusted EBITDA of $343.9 million for the full year ended December 31, 2024.

A reconciliation of the Company’s net loss, the closest GAAP measure, to Adjusted EBITDA is presented in the following table:
	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Net loss	$(127.4)	$(135.6)	$(632.4)	$(352.6)
Plus:
Income tax provision	0.5	0.7	4.5	2.1
Interest expense	142.2	123.9	530.2	443.7
Depreciation and amortization	80.1	78.3	313.4	319.5
Impairment of long-lived assets(b)	43.5	72.3	43.5	72.3
Certain operating expenses(c)	8.5	1.9	14.6	5.4
Equity in earnings of non-consolidated entities(d)	(2.3)	(2.5)	(6.8)	(12.4)
Attributable EBITDA(e)	1.4	0.7	2.3	1.9
Investment income(f)	(23.7)	(1.9)	(32.1)	(16.3)
Other expense (income)(g)	11.7	20.1	129.8	(141.8)
Merger, acquisition and other costs(h)	0.4	—	3.6	0.1
Stock-based compensation expense(i)	(0.8)	6.9	16.9	22.0
Adjusted EBITDA(a)	$134.1	$164.8	$387.5	$343.9

(a)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in our debt indentures.

(b)
During the three months ended December 31, 2025, we recorded non-cash impairment charges related to our long-lived assets of $28.0 million on 47 theatres in U.S. markets with 560 screens which were related to property, net and operating lease right-of-use assets, net and $15.5 million on 20 theatres in International markets with 159 screens which were related to property, net and operating lease right-of-use assets, net.

During the three months ended December 31, 2024, we recorded non-cash impairment charges related to our long-lived assets of $51.9 million on 39 theatres in the U.S. markets with 469 screens which were related to property, net and operating lease right-of-use assets, net and $20.4 million on 23 theatres in the International markets with 188 screens which were related to property, net and operating lease right-of-use assets, net.
(c)
Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

(d)
Equity in earnings of non-consolidated entities primarily consisted of equity in earnings from AC JV,

LLC (“AC JV”) of $(1.4) million during the three months ended December 31, 2025 and $(4.8) million during the year ended December 31, 2025.
Equity in earnings of non-consolidated entities primarily consisted of equity in earnings from AC JV of $(0.5) million during the three months ended December 31, 2024 and $(10.0) million during the year ended December 31, 2024.
(e)
Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Equity in (earnings) of non-consolidated entities	$(2.3)	$(2.5)	$(6.8)	$(12.4)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.1)	(1.2)	(5.7)	(11.5)
Equity in earnings of International theatre joint ventures	1.2	1.3	1.1	0.9
Income tax provision	0.2	0.1	0.1	—
Investment income	(0.5)	(0.4)	(0.5)	(0.4)
Interest expense	0.1	—	0.2	0.1
Depreciation and amortization	0.4	(0.1)	1.4	1.3
Other income	—	(0.2)	—	—
Attributable EBITDA	$1.4	$0.7	$2.3	$1.9

(f)
Investment income during the three months ended December 31, 2025 includes interest income of $(1.1) million and realized and unrealized gains on our investments in Hycroft Mining Holding Corporation (“Hycroft”) of $(22.6) million. Investment income during the year ended December 31, 2025 includes interest income of $(8.0) million and realized and unrealized gains on our investments in Hycroft of $(34.4) million, partially offset by impairment of an equity security without a readily determinable fair value of $10.3 million.

Investment income during the three months ended December 31, 2024 includes interest income of $(3.1) million, partially offset by unrealized losses in our investment in Hycroft of $1.2 million. Investment income during the year ended December 31, 2024 includes interest income of $(19.2) million, partially offset by unrealized losses in our investment in Hycroft of $2.9 million.
(g)
Other expense for the three months ended December 31, 2025 includes an increase in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 of $28.8 million and term loan modification third party fees of $1.0 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(14.1) million, shareholder litigation recoveries of $(3.8) million, and foreign currency transaction gains of $(0.2) million. Other expense for the year ended December 31, 2025, includes net losses on debt extinguishments of $196.0 million, an increase in the fair value of the bifurcated embedded derivative in the Senior Exchangeable Notes due 2030 of $19.3 million, and term loan modification third party fees of $3.1 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(56.7) million, foreign currency transaction gains of $(28.1) million, and shareholder litigation recoveries of $(3.8) million.

Other expense for the three months ended December 31, 2024, includes foreign currency transaction losses of $25.9 million, net losses on debt extinguishment of $1.4 million, and term loan modification third party fees of $1.3 million, partially offset by shareholder litigation recoveries of $(6.2) million and a decrease in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(2.3) million. Other income for the year ended December 31, 2024, includes a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(75.8) million, shareholder litigation recoveries of $(40.2) million, net gains on debt extinguishments of $(38.9) million, and a vendor dispute settlement of $(36.2) million, partially offset by term loan modification third party fees of $42.3 million and foreign currency transaction losses of $7.0 million.
(h)
Merger, acquisition and other costs are excluded as they are non-operating in nature.

(i)
Non-cash expense included in general and administrative: other.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.
Adjusted EBITDA has important limitations as analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:
•
does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

•
does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•
excludes income tax payments that represent a reduction in cash available to us; and

•
does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

The preliminary estimated financial information presented is unaudited, is subject to completion of the Company’s financial reporting processes, reflects management’s current estimates based solely upon information available to it as of February 9, 2026 and is not a comprehensive statement of our financial results for the three months and year ended December 31, 2025. Such preliminary financial information is subject to the finalization and closing of the Company’s accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements or an annual audit prepared in accordance with GAAP. No independent registered public accounting firms have audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. The preliminary financial information for the three months ended December 31, 2025 and the year ended December 31, 2025 are not necessarily indicative of our results for future interim periods. The preliminary estimated financial results described above constitute forward-looking statements. Accordingly, you should not place undue reliance upon these preliminary estimates. During the preparation of the Company’s audited financial statements for the fiscal year ended December 31, 2025, additional items that would require adjustments, which may be material to such preliminary results presented herein, may be identified.
Capital Structure Management
We expect, from time to time, to continue to seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity or debt, in open-market purchases, privately negotiated transactions or otherwise. We continuously monitor the capital markets and our capital structure, and may, from time to time, seek to refinance, amend or otherwise restructure our outstanding debt on an opportunistic basis, which could include the issuance or incurrence of new or additional indebtedness. Such repurchases or exchanges, if any, will be upon such terms and at such prices as we may determine, and will depend on prevailing market conditions, our liquidity requirements, the availability of authorized share capital, contractual restrictions, and other factors. The amounts involved may be material and, to the extent equity is used, dilutive.

Corporate Information
We were incorporated under the laws of the state of Delaware on June 6, 2007. We maintain our principal executive offices at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 and our telephone number is (913) 213-2000. Our corporate website address is www.amctheatres.com. Our website and the information contained on, or that can be accessed through, the website is not incorporated by reference in, and is not part of, this prospectus supplement. You should not rely on any such information in making your decision whether to purchase shares of our common stock.

THE OFFERING
Issuer
AMC Entertainment Holdings, Inc.
Securities Offered Hereby
Shares of our common stock having an aggregate offering price of up to $150,000,000.
See “Plan of Distribution (Conflicts of Interest)” on page S-40.
Common Stock to be Outstanding after this
Offering
Up to 615,237,812 shares of our common stock (including, without duplication, up to 101,351,351 shares of our common stock at an assumed offering price of $1.48 per share, representing the closing sales price of our common stock on the NYSE on February 6, 2026, that may be pledged by us (with a right to rehypothecate) to the Forward Counterparty and sold under this prospectus supplement to hedge one or more Forwards to the Forward Counterparty, as described in “Forward Transactions — Share Pledge Arrangement,” starting on page S-25).
Manner of Offering
Sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including by sales made by means of ordinary brokers’ transactions on or through the NYSE or another market for our common stock, sales made to or through a market maker other than on an exchange, including in the over-the-counter market, in negotiated transactions (including block trades), at market prices prevailing at the time of sale or at negotiated prices, through a combination of any such methods of sale, or any other method permitted by law.
See “Plan of Distribution (Conflicts of Interest)” on page S-40.
Use of Proceeds
We intend to use (1) the net proceeds, if any, we receive from the Sales Agents upon issuance and sale of shares of common stock to or through the Sales Agents and (2) any amount received from the Forward Counterparty upon prepayment and, if applicable, settlement of one or more Forwards (or a portion thereof), in each case, if any, to strengthen our balance sheet and reinvest in our core business to elevate and differentiate the movie-going experience under our AMC GO Plan. We intend to strengthen the balance sheet by bolstering our liquidity, and by repaying, redeeming or refinancing our existing debt (including expenses, accrued interest and premium, if any). Investments under the AMC GO Plan include such areas as seating, sight and sound enhancements, including an increase in the number of branded premium large format screens. See “Use of Proceeds” on page S-24.
Conflicts of Interest
Because Goldman Sachs International, as Forward Counterparty, and/or Goldman Sachs & Co. LLC, as Forward Seller, may receive more than 5% of the net proceeds of the offering of any Hedging Shares (as defined in “Forward Transactions”) under this prospectus supplement, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock.
See the sections titled “Use of Proceeds” on page S-24 and “Plan of Distribution (Conflicts of Interest)” on page S-40.
Clear Market
If we enter into any Forward, such Forward may limit our ability to conduct transactions related to our common stock, as described in more details in “Forward Transactions — Clear Market.”
Material U.S. Federal Income Tax Consequences
For a discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock, see “Material U.S. Federal Income Tax Consequences” on page S-34.
Risk Factors
Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page S-15, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should carefully consider before investing in our common stock.
NYSE Symbol
The common stock is listed on the NYSE under the symbol “AMC.”

RISK FACTORS
Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report and our Quarterly Reports, and any updates to those risk factors or new risk factors contained in our subsequent reports, all of which is incorporated by reference into this prospectus supplement, the accompanying prospectus and in any other documents incorporated into this prospectus supplement or the accompanying prospectus by reference. We expect to update these Risk Factors from time to time in the periodic and current reports that we file with the SEC after the date of this prospectus supplement. These updated risk factors will be incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement or in the accompanying prospectus. For more information, see the section entitled “Where You Can Find More Information; Incorporation of Documents by Reference” above. These risks could materially affect our business, results of operations or financial condition and affect the value of our common stock. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus supplement or in any document incorporated by reference into this prospectus supplement are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.
Risks Related to this Offering
There has been significant recent dilution and there may continue to be additional future dilution of our common stock, which could adversely affect the market price of shares of our common stock.
From January 1, 2020 through February 6, 2026, the outstanding shares of our common stock have increased by 508,678,453 shares (on a Reverse Stock Split adjusted basis) in a combination of at the market sales, forward sales, conversion of Series A Convertible Participating Preferred Stock, shareholder litigation settlement, conversion of Class B common stock, conversion of notes, exchanges of notes, transaction fee payments, and equity grant vesting. On March 14, 2023, we held a special meeting of our stockholders and obtained the requisite stockholder approval for the Charter Amendments (as defined in the Annual Report) and on August 14, 2023 we filed the amendment to our Certificate of Incorporation implementing the Charter Amendments, effective as of August 24, 2023. Accordingly, in accordance with the Charter Amendments, we increased the total number of authorized shares of common stock from 524,173,073 to 550,000,000 shares of common stock and effectuated a reverse stock split at a ratio of one share of common stock for every ten shares of common stock outstanding (the “Reverse Stock Split”). In accordance with the terms of the Certificate of Designations governing the Series A Convertible Participating Preferred Stock, following the effectiveness of the Charter Amendments all outstanding shares of our Series A Convertible Participating Preferred Stock converted into 99,540,642 shares of common stock. In addition, as described below, on December 10, 2025, following approval by our stockholders at the Annual Meeting (as defined below), we increased the total number of authorized shares of common stock from 550,000,000 to 1,100,000,000.
On July 22, 2024, the Company and certain of its subsidiaries consummated a series of refinancing transactions (the “2024 Refinancing Transactions”) pursuant to which Muvico, LLC, a newly formed wholly-owned subsidiary of the Company (“Muvico”), issued $414.4 million aggregate principal amount of 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Existing Exchangeable Notes”) that are exchangeable for shares of common stock. On July 1, 2025, the Company and Muvico commenced a series of further refinancing transactions with certain of its debt holders (the “2025 Refinancing Transactions”) pursuant to which the Company issued 79,800,000 shares of common stock in exchange for $143.0 million aggregate principal amount of Existing Exchangeable Notes. Subsequently, on July 24, 2025, the Company exchanged approximately $194.4 million aggregate principal amount of Existing Exchangeable Notes for Muvico’s new Senior Secured Exchangeable Notes due 2030 (the “New Exchangeable Notes”) on a dollar-for-dollar basis. On September 30, 2025, $39.9 million aggregate principal of New Exchangeable Notes were cancelled pursuant to a downward adjustment feature in the New Exchangeable Notes, which represented the maximum possible downward adjustment under the New Exchangeable Notes. More information on the details of the 2024 Refinancing Transactions and the 2025 Refinancing Transactions can be found in our Quarterly Report on Form 10-Q for the period ended September 30, 2025.

As of December 31, 2025, approximately $111.6 million aggregate principal amount of Existing Exchangeable Notes were outstanding, including interest paid-in-kind in the form of additional Existing Exchangeable Notes (“PIK Notes”) to the holders thereof on December 15, 2025. If the outstanding Existing Exchangeable Notes were exchanged fully into shares of common stock as of February 6, 2026, they would be exchanged for an aggregate of 22,256,362 shares of common stock. If the outstanding Existing Exchangeable Notes were exchanged fully for shares of common stock at maturity, and we were to elect to issue additional Existing Exchangeable Notes as PIK Notes on such outstanding Existing Exchangeable Notes and PIK Notes to the full extent permitted during the life of the Existing Exchangeable Notes (without regard to any limitations on our authorized share capital or on the exchange therein and giving effect to the changes in the applicable make-whole fee over the period), such Existing Exchangeable Notes (including PIK Notes) would be exchangeable at maturity for an aggregate of 27,798,989 shares of common stock.
At the Company’s 2025 Annual Meeting of Stockholders held on December 10, 2025 (the “Annual Meeting”), the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 550,000,000 shares to 1,100,000,000 shares (the “Authorized Share Increase”), which additional shares may be used for at-the-market sales (subject to certain caps on usage of at-the-market sales for the six months following the Annual Meeting pursuant to the terms of the indenture governing the New Exchangeable Notes), exchanges of notes, private placement transactions, equity grant vesting and other dilutive issuances. Accordingly, we may issue additional shares of common stock to raise cash to bolster our liquidity, to repay, refinance, redeem or exchange indebtedness (including expenses, accrued interest and premium, if any), for working capital, to finance strategic initiatives and future acquisitions, to settle exchanges of the Existing Exchangeable Notes, including any PIK Notes, to settle exchanges of the New Exchangeable Notes, or for other purposes. In addition, in connection with the Authorized Share Increase, the New Exchangeable Notes have become exchangeable, and depending on the stock price fixed for exchange, we expect to reserve between 77.1 million and 141.4 million shares of common stock to be exchanged for the New Exchangeable Notes. Furthermore, in connection with the 2025 Refinancing Transactions and the issuance of the New Exchangeable Notes, we agreed to pay a consent fee to Consenting Existing Exchangeable Noteholders, in the form of $15.0 million payable in shares of common stock, based on a price determined based on the average of the daily volume-weighted average price of our common stock for the sixty consecutive trading days commencing on December 22, 2025. Additionally, as consent fees for amending their respective indentures to provide us with greater flexibility to refinance our capital structure, we agreed to pay fees (the “Consent Fees”) to (i) consenting holders of the New Exchangeable Notes and (ii) consenting holders of Muvico’s Senior Secured Notes due 2029 of $6.25 million and $18.9 million, respectively. The Consent Fees are payable in shares of our common stock and the number of shares to be issued will be based on the average of the daily volume-weighted average price of shares of our common stock for the sixty consecutive trading days commencing December 22, 2025 for the New Exchangeable Noteholders and the thirty consecutive trading days commencing January 29, 2026 for the consenting Muvico Senior Secured Noteholders.
As of February 6, 2026, there were 513,886,461 shares of common stock issued and outstanding. We expect to issue additional shares of common stock, including pursuant to this prospectus supplement. In addition, shares of our common stock may be used to settle exchanges of the Exchangeable Notes, including any additional Exchangeable Notes or interest paid in-kind by issuing Exchangeable Notes, or for other purposes. We may also issue preferred equity securities or securities convertible into, or exchangeable for, or that represent the right to receive, shares of common stock or acquire interests in other companies, or other assets by using a combination of cash and shares of common stock, or just shares of common stock. Additionally, vesting of outstanding awards pursuant to our current and legacy equity compensation programs results in the issuance of new shares of common stock, net of any shares withheld to cover tax withholding obligations upon vesting. Any of these events may significantly dilute the ownership interests of current stockholders, reduce our earnings per share or have an adverse effect on the price of our shares of common stock.
Following this offering, we will have remaining approximately 270,863,027 authorized shares of common stock that have not been issued or reserved for issuance in connection with our employee plans or exchanges under the Exchangeable Notes. As a result, we may in the future seek to obtain the requisite stockholder approval for the authorization of an additional number of authorized and unissued and unreserved shares of common stock, which may be used for at-the-market sales, exchanges of notes, private placement transactions, equity grant vesting and other dilutive issuances. These future issuances may be dilutive and may result in a decline in the market price of our common stock. The remaining authorized shares assume that no additional PIK interest is paid on the Existing Exchangeable Notes, that the shares reserved for the New Exchangeable Notes are issued at the Unadjusted Exchange Price (as defined in the indenture governing the New Exchangeable Notes) of $1.50, and that the shares to be issued in connection with this offering and the Consent Fees are issued at an assumed price of $1.48, representing the closing sales price of our common stock on the NYSE on February 6, 2026. Actual share issuances will vary based on changes in the market price of our common stock.
The market price and trading volume of our shares of common stock have experienced, and may continue to experience, extreme volatility, which could cause purchasers of our common stock to incur substantial losses.
The market prices and trading volume of our shares of common stock have experienced, and may continue to experience, extreme volatility, which could cause purchasers of our common stock to incur substantial losses. For example, during 2025 and 2026 to date, the market price of our common stock has fluctuated from an intra-day low on the NYSE of $1.35 per share on January 30, 2026, February 2, 2026 and February 3, 2026 to an intra-day high on the NYSE of $4.13 on January 7, 2025. The last reported sale price of our common stock on the NYSE on February 6, 2026, was $1.48 per share. During 2025 and 2026 to date, daily trading volume ranged from approximately 4,237,100 to 72,240,900 shares.
We believe that the volatility and our market prices have reflected and may continue to reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, we caution you against investing in our common stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.
Extreme fluctuations in the market price of our common stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. The market volatility and trading patterns we have experienced create several risks for investors, including the following:
•
the market price of our common stock has experienced and may continue to experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

•
factors in the public trading market for our common stock may include the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors;

•
our market capitalization, as implied by various trading prices, currently reflects valuations that diverge significantly from historical valuations, and to the extent these valuations reflect trading dynamics unrelated to our financial performance or prospects, purchasers of our common stock could incur substantial losses if there are declines in market prices;

•
to the extent volatility in our common stock is caused, or may from time to time be caused, as has widely been reported, by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our common stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and

•
if the market price of our common stock declines, investors may be unable to resell shares of our common stock at or above the price at which their investment was made. Our common stock may continue to fluctuate or decline significantly in the future, which may result in substantial losses.

Future increases or decreases in the market price of our common stock may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock, including:
•
actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

•
restrictions on our ability to pay dividends or other distributions;

•
publication of research reports by analysts or others about us or the motion picture exhibition industry, which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

•
changes in market interest rates that may cause purchasers of our shares to demand a different yield;

•
changes in market valuations of similar companies;

•
market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

•
additions or departures of key personnel;

•
actions by institutional or significant stockholders;

•
short interest in our securities and the market response to such short interest;

•
the dramatic increase or decrease in the number of individual holders of our common stock and their participation in social media platforms targeted at speculative investing;

•
speculation in the press or investment community about our company or industry;

•
strategic actions by us or our competitors, such as acquisitions or other investments;

•
legislative, administrative, regulatory or other actions affecting our business or our industry, including positions taken by the Internal Revenue Service (“IRS”);

•
strategic actions taken by motion picture studios, such as the shuffling of film release dates;

•
investigations, proceedings, or litigation that involve or affect us;

•
ongoing impacts from the COVID-19 pandemic;

•
the occurrence of any of the other risk factors included or incorporated by reference in our Annual Report; and

•
general market and economic conditions.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to and could again lead to extreme price volatility in shares of our common stock.
Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may, in turn, dramatically increase the price of shares of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A large proportion of our common stock has been in the past and may be traded in the future by short sellers, which may increase the likelihood that our common stock will be the target of a short squeeze, and there is widespread speculation that the trading price of our common stock has been from time to time the result of a short squeeze. A short squeeze and/or focused investor trading in anticipation of a short squeeze have led to and could again lead to volatile price movements in shares of our common stock that may be unrelated or disproportionate to our operating performance or prospects and, once investors purchase the shares of our common stock necessary to cover their short positions, or if investors no longer believe a short squeeze is viable, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment. Investors that purchase in anticipation of a short squeeze that is never realized may also lose a significant portion of their investment. Under the circumstances, we caution you against investing in our common stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.
Negative sentiment among AMC’s retail stockholder base could have a material adverse impact on the market price of the common stock and your investment therein.
Some of our retail investors have referred to themselves as “Apes” on social media and in other forums. Self-proclaimed “Apes” are widely viewed as playing a significant role in the market dynamics that have resulted in substantial increases and volatility in the market prices of AMC’s common stock and other so-called “meme” stocks. See “— The market price and trading volume of our shares of common stock have experienced, and may continue to experience, extreme volatility, which could cause purchasers of our common stock to incur substantial losses.” While AMC and its management have actively sought to foster positive relationships with its significant retail stockholder base as the owners of AMC, and while AMC’s retail stockholder base has been credited favorably with assisting AMC in raising significant capital in the past, there is no guarantee that AMC will be able to continue to benefit from support from its retail stockholder base in the future. Negative investor sentiment, including as a result of this offering or this prospectus supplement, could have a material adverse impact on the market price of our common stock.
Information available in public media that is published by third parties, including blogs, articles, online forums, message boards and social and other media may include statements not attributable to the Company and may not be reliable or accurate.
We have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, online forums, message boards and social and other media. This includes coverage that is not attributable to statements made by our directors, officers or employees. You should read carefully, evaluate and rely only on the information contained in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or incorporated documents filed with the SEC in determining whether to purchase our shares of common stock. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our common stock, which could cause losses to your investments.
The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase our common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares of common stock sold, if any, and there is no minimum or maximum sales price, other than one that may be set by us. Investors may experience a decline in the value of their common stock as a result of sales made at prices lower than the prices they paid.
The actual number of shares of common stock we will issue under the Sales and Registration Agreement, at any one time or at all, is uncertain.
Subject to certain limitations in the Sales and Registration Agreement and (if applicable) the Forward terms, as well as compliance with applicable law, we (x) have the discretion to deliver a notice to the Sales Agents at any time throughout the term of the Sales and Registration Agreement and (y) if we enter into a Forward, we will retain discretion to set the trading parameters related to the sales of the Hedging Shares for such Forward during the Initial Hedging Period. The number of shares of common stock that are sold by the Sales Agents or the Forward Seller will fluctuate based on the market price of the common stock during the applicable offering period and limits we set with the Sales Agents or the Forward Counterparty. Because the price per share of each share sold will fluctuate based on the market price of our common shares during such period, it is not possible at this stage to predict the number of shares of common stock that will be ultimately sold or issued, the gross proceeds that will be raised in connection with such sales or the amounts deliverable to us as upon prepayment and/or settlement of any Forward.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or other preferred equity securities, which may be senior to our common stock for purposes of distributions or upon liquidation, could adversely affect the market price of our common stock.
In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including convertible or non-convertible senior or subordinated notes, convertible or non-convertible preferred stock, medium-term notes and trust preferred securities, to raise cash or bolster our liquidity, to repay, refinance, redeem or repurchase indebtedness (including expenses, accrued interest and premium, if any), for working capital, to finance strategic initiatives and future acquisitions or for other purposes. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. In addition, any additional preferred stock we may issue could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our common stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings potentially reducing the market price of our common stock.
Anti-takeover protections in our Certificate of Incorporation and our bylaws may discourage or prevent a takeover of our Company, even if an acquisition would be beneficial to our stockholders.
Provisions contained in our Certificate of Incorporation and bylaws, as amended, as well as provisions of the Delaware General Corporation Law (the “DGCL”), delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:
•
a classified board of directors;

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the sole power of a majority of the board of directors to fix the number of directors;

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limitations on the removal of directors;

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the sole power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval; and

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the inability of stockholders to call special meetings.

Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors (the “AMC Board”) has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares. As of February 6, 2026, 50,000,000 shares of preferred stock are authorized and available for issuance.
Our incorporation under Delaware law, the ability of the AMC Board to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of our Certificate of Incorporation and bylaws, as amended, could impede a merger, takeover or other business combination involving our company or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.
An issuance of preferred stock could dilute the voting power of the common stockholders and adversely affect the market value of our common stock.
The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.
In addition, the issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.
Increases in market interest rates may cause potential investors to seek higher returns and therefore reduce demand for our common stock, which could result in a decline in the market price of our common stock.
One of the factors that may influence the price of our common stock is the return on our common stock (i.e., the amount of distributions or price appreciation as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a return, which we may be unable or choose not to provide. Further, higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.
Our management team may invest or spend the proceeds of any sales to or through the Sales Agents and any amounts that we may receive under one or more Forwards in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of (1) the net proceeds, if any, we receive from the Sales Agents upon issuance and sale of shares of common stock to or through the Sales Agents and (2) any amount received from the Forward Counterparty upon prepayment and, if applicable, settlement of one or more Forwards (or a portion thereof). We intend to use such net proceeds, if any, to strengthen our balance sheet and reinvest in our core business to elevate and differentiate the movie-going experience under our AMC GO Plan. We intend to strengthen the balance sheet by bolstering our liquidity, and by repaying, redeeming or refinancing our existing debt (including expenses, accrued interest and premium, if any). Investments under the AMC GO Plan include such areas as seating, sight and sound enhancements, including an increase in the number of branded premium large format screens. Our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.
You may experience immediate and substantial dilution in the net tangible book value per share of common stock you purchase.
The price per share of our common stock being offered in this offering may be higher than the net tangible book value per share of our common stock outstanding prior to this offering. The shares sold in this offering, if any, will be sold from time to time at various prices. After giving effect to the sale of 101,351,351 shares of our common stock at an assumed offering price of $1.48 per share, representing the closing sales price of our common stock on the NYSE on February 6, 2026, and after deducting commissions to the Sales Agents and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2025 would have been approximately $(4,178.1) million, or approximately $(6.79) per share. This represents an immediate increase in net tangible book value of approximately $0.24 per share to our existing stockholders and immediate dilution in as adjusted net tangible book value of approximately $(8.27) per share to purchasers of our common stock in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Risks Related to Forward Transactions
The Forwards (if any), including sales of shares of our common stock by the Forward Seller pledged by us as described in “Forward Transactions — Share Pledge Arrangement,” and other transactions effected by the Forward Counterparty and/or its affiliates to establish, modify or, in some cases, unwind the Forward Counterparty’s hedge positions in connection with the Forwards, may have a positive, negative or neutral impact on the market price of shares of our common stock.
If we enter into any Forward during the term of the Sales and Registration Agreement, such Forward will provide for an Initial Hedging Period during which certain terms of such Forward such as the Floor Price and Cap Price (each as defined herein) as applicable, will be determined. We have been advised that the Forward Counterparty intends to establish its hedge positions in respect of any such Forward during such period through sales of shares of our common stock by the Forward Seller under this prospectus supplement that we will agree to pledge to the Forward Counterparty, as described in “Forward Transactions — Share Pledge Arrangement” (with a right of rehypothecation), and the Forward Counterparty will rehypothecate and sell up to the maximum number of shares of our common stock underlying the particular Forward. The establishment of such hedge positions could have the effect of decreasing, or limiting an increase in, the market price of shares of our common stock.
We have also been advised by the Forward Counterparty that it expects that, on the same days during the Initial Hedging Period when it (or its affiliate) is selling a number of Hedging Shares necessary to introduce into the public market up to the maximum number of shares underlying the particular Forward, the Forward Counterparty or its affiliate(s) will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account, as the Forward Counterparty expects its initial hedge position in respect of any Forward to be substantially less than the number of shares underlying such Forward. Such purchases in the open market may have the effect of increasing, or limiting a decrease in the market price of shares of our common stock.
The Floor Price and the Cap Price of each Forward will be determined upon completion of the Initial Hedging Period for such Forward, based on the prices obtained in connection with sales of the Hedging Shares by the Forward Seller during the Initial Hedging Period, and as such will be subject to the market risk at the time. The Floor Price is intended to mitigate the downside risk of any potential decline in the Reference Price below the Floor Price during the valuation period, but the Cap Price would also limit the potential upside benefit to the extent the Reference Price were to exceed the Cap Price during the valuation period. See “Forward Transactions.”
In addition, we have been advised that the Forward Counterparty expects to dynamically modify its hedge positions for its own account by it (or its affiliates and/or agents) buying or selling shares of our common stock or engaging in derivatives or other transactions with respect to shares of our common stock from time to time during the term of a particular Forward, including during the applicable valuation period for such Forward. The purchases and sales of shares of our common stock or other hedging transactions by the Forward Counterparty to dynamically modify the Forward Counterparty’s hedge positions from time to time during the term of the Forward may variously have a positive, negative or neutral impact on the market price of shares of our common stock, depending on market conditions at such times.
At maturity of any Forward (or a portion thereof), to the extent the Reference Price for such Forward exceeds the Floor Price (each as described in “Forward Transactions”) over the applicable valuation period for such Forward (or a respective portion thereof), we will, subject to certain conditions specified in such Forward, have the right to elect to receive such excess (but no more than the Cap Price) in the form of our common stock, instead of cash, with the number of shares to be calculated over a period of time following the maturity date of such Forward (or a respective portion thereof) based on the volume-weighted average price of the shares as calculated in accordance with Rule 10b-18 under the Exchange Act (“10b-18 VWAP Price”), as measured under the Forward, of our common stock during such period. We refer to such period as the “unwind period,” and, to the extent the Forward Counterparty determines to accelerate the scheduled maturity of the Forward in portion(s), there will be separate unwind periods applicable to such relevant portion(s) of the Forward. Purchases of, and other hedge unwind transactions with respect to, our common stock by the Forward Counterparty (or its respective affiliates or agents) during the unwind period(s) in connection with settlement of any Forward (or a respective portion thereof) may have the effect of increasing, or limiting a decrease in, the market price of our common stock during such unwind period(s).
The amounts upon settlement of any Forward (or a portion thereof) that we may receive cannot be determined in advance. Such amount will not be determined until the end of the applicable valuation period for such Forward (or a relevant portion thereof) and will therefore be subject to market risk during the applicable valuation period for such Forward (or a relevant portion thereof), subject to the Floor Price and Cap Price. See “Use of Proceeds.”
We are subject to counterparty risk with respect to each Forward, if any (including the Share Pledge Arrangement), and the Forwards, if any, may not operate as planned.
The Forward Counterparty is a financial institution, and we will be subject to the risk that it might default under any Forward we may enter into and the related Share Pledge Arrangement. Our exposure to the credit risk of the Forwards (including the Share Pledge Arrangement) will not be secured by any collateral. We expect to receive a prepayment under each Forward after completion of the respective Initial Hedging Period for such Forward, and we may receive an additional payment upon settlement at maturity of such Forward, as described in “Forward Transactions.” Global economic conditions have from time to time resulted in the actual or perceived failure or financial difficulties of many financial institutions. If the Forward Counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our net exposure at that time under the applicable Forward(s) with the Forward Counterparty. We can provide no assurances as to the financial stability or viability of the Forward Counterparty.
In addition, the Forward transactions are complex, and they may not operate as planned. For example, the terms of any Forward may be subject to adjustment or modification if certain customary disruption events, extraordinary events or announcements related to the Company specified in such Forward occur. The Forward Counterparty will also have termination rights in case an event of default and termination events to be specified in the Forward occurs. Accordingly, these transactions may not operate as we intend if their terms are required to be adjusted as a result of transactions in the future or upon unanticipated developments that may adversely affect the functioning of any Forward.

USE OF PROCEEDS
The amount of proceeds from the sales to or through the Sales Agents under this prospectus supplement will depend upon the number of shares of our common stock sold, if any, and the market price at which they are sold. There can be no assurance that we will be able to sell any shares to or through the Sales Agents pursuant to the Sales and Registration Agreement.
If we enter into a Forward, we will not receive any proceeds from the sale of any shares of our common stock pledged by us to the Forward Counterparty, as described in “Forward Transactions — Share Pledge Arrangement,” which will be rehypothecated by the Forward Counterparty and sold through the Forward Seller under this prospectus supplement, but we expect to receive a prepayment under such Forward after completion of the respective Initial Hedging Period for such Forward, and we may receive an additional payment upon settlement at maturity of such Forward (or a portion thereof). The amount of a prepayment for such Forward will depend on the number of shares of common stock sold by the Forward Seller to hedge the Forward Counterparty’s hedge position under such Forward during the applicable Initial Hedging Period and the market prices at which they are sold, as adjusted for, among other factors, the agreed-upon forward floor price for such Forward and the prepayment percentage ratio agreed for such Forward, and the amount of any additional payment will depend on the market prices of our common stock during the applicable valuation period for such Forward (or a respective portion thereof) and, if applicable, the prepayment percentage ratio. See “Forward Transactions.” There can be no assurance that the Forward Seller will be able to sell any shares to hedge the Forward Counterparty’s exposure thereunder pursuant to the Sales and Registration Agreement and such Forward.
We intend to use (1) any net proceeds from the Sales Agents upon issuance and sale of shares of common stock to or through the Sales Agents and (2) any amount received from the Forward Counterparty upon prepayment and, if applicable, settlement of one or more Forwards (or a portion thereof), in each case, if any, to strengthen our balance sheet and reinvest in our core business to elevate and differentiate the movie-going experience under our AMC GO Plan. We intend to strengthen the balance sheet by bolstering our liquidity, and by repaying, redeeming or refinancing our existing debt (including expenses, accrued interest and premium, if any). Investments under the AMC GO Plan include such areas as seating, sight and sound enhancements, including an increase in the number of branded premium large format screens.

FORWARD TRANSACTIONS
From time to time during the term of the Sales and Registration Agreement and subject to the terms and conditions set forth therein, we may enter into one or more Forwards, under which we will agree to sell the specified number of shares of our common stock (subject to adjustment as set forth therein) to Goldman Sachs International, as Forward Counterparty. If we enter into a Forward with a Forward Counterparty, to hedge its position under the Forward, the Forward Counterparty will have a pledge of the Hedging Shares from us, as described below with a right to rehypothecate the pledged shares, and will rehypothecate and sell in an offering through Goldman Sachs & Co. LLC, as Forward Seller under this prospectus supplement and the accompanying prospectus up to the maximum number of shares of our common stock underlying such Forward over an Initial Hedging Period, all subject to the terms of the Sales and Registration Agreement and such Forward. We have been advised by the Forward Counterparty that it expects that, on the same days during the Initial Hedging Period when it is selling a number of Hedging Shares necessary to introduce into the public market the maximum number of shares underlying the Forward, the Forward Counterparty or its affiliate(s) will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account to reduce the Forward Counterparty’s short hedge position created through the sale of Hedging Shares to the requisite initial hedge level (“initial hedge position”), as the Forward Counterparty expects its initial hedge position in respect of any Forward to be substantially less than the number of shares underlying such Forward.
In the event that the Forward Counterparty, through its affiliate’s sales under this prospectus supplement and the accompanying prospectus, is unable to introduce the maximum number of shares underlying a Forward into the public market during the applicable Initial Hedging Period (including as a result of the prospectus being unavailable at any time during such Initial Hedging Period), the number of shares underlying such Forward will be reduced accordingly immediately upon completion of such Initial Hedging Period. We refer to such number of shares as the “Underlying Number of Shares.”
Share Pledge Arrangement
In connection with any Forward, we will agree to issue and deliver to the Forward Counterparty, against payment of the par value thereof, the Hedging Shares, subject to an obligation of the Forward Counterparty to return an equal number of shares of our common stock, at settlement of the Forward (or a portion thereof). We refer to this agreement, as applicable to such Forward, as the “Share Pledge Arrangement” or “pledge,” respectively. Upon such issuance and delivery of the Hedging Shares, the Forward Counterparty will have all of the incidents of ownership of these shares, including the right to transfer them to others and to vote, except for certain rights related to ordinary cash distributions which will remain, as a contract matter, with us.
Under the Share Pledge Arrangement, the Forward Counterparty will be permitted to use the shares we deliver to it only for settling sales executed in the offering by the Forward Seller under this prospectus supplement or closing out open borrowings of shares of our common stock created in the course of the Forward Counterparty’s hedging activities pursuant to the no action relief provided by the SEC for equity derivative transactions of this type, in each case, related to its exposure under the applicable Forward.
Any shares of our common stock that we issue to the Forward Counterparty will be issued and outstanding for Delaware corporate law purposes, and, accordingly, the holders of such shares will have all of the rights of a holder of our issued and outstanding shares of common stock, including the right to vote these shares on all matters submitted to a vote of our shareholders and the right to receive any dividends and distributions that we may pay or make on our issued and outstanding common stock.
We may not elect to terminate the Share Pledge Arrangement while the relevant Forward is outstanding. If the number of the shares of our common stock underlying a Forward is reduced upon completion of the applicable Initial Hedging Period, as described above, the number of the Hedging Shares subject to the Share Pledge Arrangement will be reduced accordingly to equal the Underlying Number of Shares.
Forward Transactions
The settlement price that we will receive under any Forward for each share of our Common Stock deliverable thereunder will be equal to the Reference Price (as defined below) but not less than the Floor

Price and not more than the Cap Price (each as defined below). We will receive a prepayment of the Forward in an amount equal to the Floor Price multiplied by the Underlying Number of Shares, subject to adjustment for, among other factors, the prepayment percentage ratio agreed for such Forward shortly following completion of the Initial Hedging Period for such Forward. To the extent the Reference Price exceeds the Floor Price for such Forward, we will receive such excess (capped at the Cap Price) multiplied by the Underlying Number of Shares at maturity of such Forward, as adjusted (if applicable) for the amount reflecting the agreed prepayment percentage ratio for such Forward. We will be obligated to settle the Forward physically by delivery of the Underlying Number of Shares on the maturity date for such Forward, subject to acceleration of the scheduled maturity date at its election by the Forward Counterparty or other adjustment of such date in certain circumstances in accordance with the terms of the Forward. Upon any settlement under a Forward, the Forward Counterparty will set-off its obligation to return the shares of our common stock that may be pledged by us under the Share Pledge Arrangement applicable to such Forward against any delivery obligation we owe to them under such Forward, so in case of physical settlement of such Forward no net share delivery is expected by either party. The Forward Counterparty may accelerate the scheduled maturity date for a portion of a Forward, in which case the settlement described above will only apply to such portion. Subject to certain conditions specified in a Forward, we will have the right to elect the receive the excess of the Reference Price (but no more than the Cap Price) over the Floor Price in the form of our common stock, instead of cash, with the number of shares to be calculated over a period of time following the maturity date of the Forward based on the 10b-18 VWAP Price, as measured under the Forward, of our common stock during such unwind period. To the extent the Forward Counterparty determines to accelerate the scheduled maturity of a Forward in portion(s), there will be separate unwind periods applicable to such relevant portion(s) of the Forward. We will set the scheduled maturity of a Forward at the time we enter into such Forward based, among other factors, upon the market conditions at the time, and we currently expect that such scheduled maturity will be approximately six months after completion of the Initial Hedging Period for such Forward.
The Forward will specify the floor percentage (which will be less than 100%) and the cap percentage (which will be more than 100%). Upon completion of the hedge with respect to such Forward, the forward floor price (the “Floor Price”) and the forward cap price (the “Cap Price”) will be determined by multiplying the weighted average prices at which the Forward Counterparty will have sold the Hedging Shares during the Initial Hedging Period for such Forward by the floor percentage and the cap percentage, respectively.
The reference price under a Forward (or a portion thereof subject to acceleration) for determining its settlement price at maturity will be based on the arithmetic average of volume-weighted prices of our common stock, during the relevant valuation period for such Forward (or such accelerated portion thereof) that will run between the completion of the Initial Hedging Period for such Forward or shortly thereafter and the maturity date for such Forward (or a respective portion thereof) (whether scheduled maturity date or an accelerated maturity date, in whole or in part, as applicable) (the “Reference Price”), subject to adjustment terms set forth in such Forward in case of certain customary disruption and extraordinary events specified in such Forward. We do not have an optional early termination right with respect to any Forward. In addition to the right of the Forward Counterparty to accelerate the scheduled maturity of a Forward for settlement on such terms as described above, the Forward Counterparty may terminate a Forward early upon the occurrence of certain customary disruption events, extraordinary events, announcements related to the Company, events of default and termination events to be specified in the Forward, including, among other things, any material misrepresentation made by us in connection with entering into the Forward or a market disruption event during a specified period that lasts for more than nine consecutive scheduled trading days (in each case, as determined pursuant to the terms of the Forward). Upon such termination, the applicable payment and delivery terms of the Forward will be adjusted to preserve the fair value of the Forward. The Forward provides for customary anti-dilution and other adjustments.
Clear Market
If we enter into any Forward, we will agree in such Forward that during the Initial Hedging Period, the applicable valuation period for such Forward and, if applicable, the unwind period(s) for such Forward, we will not, without the prior consent of the Forward Counterparty, issue or sell (nor enter into a similar direct or indirect disposition transaction, within the meaning of the Forward) any shares of our common stock or securities convertible into shares of our common stock, nor will we enter into any derivatives referencing such shares, with exceptions for (v) any debt-for-equity exchanges; (w) any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect when we enter into such Forward; (x) any common stock issuable upon the conversion of (or in exchange for) existing securities or the exercise of warrants outstanding when we enter into such Forward; (y) any common stock issuable pursuant to the transactions as disclosed in our periodic reports on Form 8-K filed with the SEC on December 22, 2025 and January 29, 2026; and (z) after May 9, 2026 (or such earlier time with Forward Counterparty’s consent not to be unreasonably withheld), any customary “at-the-market” offering of our common stock on an agency basis by means of ordinary brokers’ transactions on or through the NYSE or another market for our common stock customarily included in the calculation of the average daily traded volume (the “ADTV”) of our common stock, at market prices prevailing at the time of sale, subject to a condition that, with respect to any such debt-for-equity exchange involving a valuation period referencing the shares or involving investors’ hedging activity in the open market and any such “at-the-market” offering, the related selling activity in respect of the shares, in aggregate on any trading day, shall not exceed 10% of the ADTV of our common stock (excluding block trades).

DILUTION
If you invest in our shares of common stock, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of common stock after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding shares of common stock. Our net tangible book value attributable to shareholders at September 30, 2025 was approximately $(4,325.1) million, or approximately $(8.42) per share of common stock. Net tangible book value per share of common stock as of September 30, 2025 represents the amount of our total tangible assets less total liabilities, divided by the number of our shares of common stock outstanding.
After giving effect to the sale of our shares of common stock through the Sales Agents as agents on our behalf in an aggregate amount equal to $150,000,000 at an assumed offering price of $1.48 (which is the last reported sale price of our common stock on the NYSE on February 6, 2026), and after deducting commissions to the Sales Agents at the maximum rate specified herein and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2025 would have been approximately $(4,178.1), or $(6.79) per share of common stock. These amounts, which give effect to the assumed receipt of the net proceeds from such offering by the Sales Agents as agents on our behalf and issuance of additional shares in the offering but does not take into consideration any other changes in our net tangible book value after September 30, 2025, would represent an immediate increase in net tangible book value of $0.24 per share of common stock to our existing shareholders, and immediate dilution in net tangible book value of $(8.27) per share of common stock to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share of common stock after this offering from the price per share of common stock paid by an investor in this offering. The following table illustrates this dilution.
Offering
Assumed public offering price per share of common stock	$1.48
Net tangible book value per share of common stock as of September 30, 2025	$(8.42)
Increase in net tangible book value per share of common stock attributable to this offering	$0.24
As adjusted net tangible book value per share of common stock after an assumed offering through the Sales Agents, as agents on our behalf	$(6.79)
Dilution per share of common stock to new investors in such assumed offering(1)	$(8.27)

(1)
Dilution is determined by subtracting adjusted net tangible book value per share after giving effect to the assumed offering from the assumed public offering price per share paid by a new investor.

The table above assumes for illustrative purposes that an aggregate of 101,351,351 shares of common stock are sold during the term of the offering through the Sales Agents, as agents on our behalf, at a price of $1.48 per share, the last reported sale price of our common stock on the NYSE on February 6, 2026, for net proceeds of $147.0 million. The shares of common stock subject to the Sales and Registration Agreement are being offered for sale from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold through the Sales Agents, as agents on our behalf, from the assumed offering price of $1.48 per share reflected in the table above, assuming all of our shares of common stock in the aggregate amount of $150,000,000 during the term of the Sales and Registration Agreement are sold through the Sales Agents, as agents on our behalf, at that increased price, would increase our adjusted net tangible book value per share after the assumed offering to $(7.27) per share, and would increase the dilution in net tangible book value per share to new investors in the assumed offering to $(9.75) per share, after deducting assumed commissions to the Sales Agents at the maximum rate specified herein and estimated offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold through the Sales Agents, as agents on our behalf, from the assumed offering price of $1.48 per share reflected in the table above, assuming all of our shares of common stock in the aggregate amount of $150,000,000 during the term of the Sales and Registration Agreement are sold through the Sales Agents, as agents on our behalf, at that decreased price, would decrease our adjusted net tangible book value per share after the assumed offering to $(5.06) per share and would decrease the dilution in net tangible book value per share to new investors in the assumed offering to $(5.54) per share, after deducting assumed commissions to the Sales Agents at the maximum rate specified herein and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual sale price, the actual number of shares sold, and does not illustrate the dilution if the shares are sold by the Forward Seller on behalf of the Forward Counterparty.
The table above is based on 513,886,461 shares of common stock outstanding as of February 6, 2026 and does not include, as of that date, (i) 20,837,184 shares of our common stock reserved for issuance in connection with awards under our employee incentive plan or (ii) shares of our common stock reserved for the Existing Exchangeable Notes, New Exchangeable Notes and the Consent Fees. See “Risk Factors — Risks Related to This Offering — There has been significant recent dilution and there may continue to be additional future dilution of our common stock, which could adversely affect the market price of shares of our common stock” for a discussion of the shares reserved in connection with the Existing Exchangeable Notes, New Exchangeable Notes and the Consent Fees.
Furthermore, we may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or equity-linked securities in the future, including in any potential debt for equity exchange transactions, there may be further dilution to investors participating in this offering.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is summarized from and qualified in its entirety by reference to Delaware law, our Certificate of Incorporation and our bylaws, each of which has been publicly filed with the SEC. See the section entitled “Where You Can Find More Information; Incorporation of Documents by Reference.”
Our authorized capital stock consists of 1,100,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 6, 2026, there were 513,886,461 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Our common stock is listed on the NYSE under the symbol “AMC.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Voting Rights
Holders of common stock are entitled to one vote per share. Our directors are elected by all of the common stockholders voting together as a single class.
Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of our outstanding voting power. Except as otherwise required by the DGCL, our Certificate of Incorporation or voting rights granted to any subsequently issued preferred stock, the holders of outstanding shares of our common stock and our preferred stock entitled to vote thereon, if any, vote as one class with respect to all matters to be voted on by our stockholders. Under the DGCL, amendments to our Certificate of Incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.
Conversion
The common stock is not convertible into any other shares of our capital stock.
No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.
Dividends
Holders of common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the AMC Board, subject to any preferential rights of any outstanding preferred stock.
Other Rights
Upon liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.
Preferred Stock
AMC’s Certificate of Incorporation authorizes the AMC Board to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The AMC Board is authorized, without further stockholder approval, to establish one or more series of preferred stock and to determine, with respect to each such series, the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our Company.
Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws
Certain provisions of our Certificate of Incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of AMC without prior approval of the AMC Board. These provisions are meant to encourage persons interested in acquiring control of AMC to first consult with the AMC Board to negotiate terms of a potential business combination or offer. For example, the Certificate of Incorporation and bylaws:
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provide for a classified board of directors, pursuant to which the AMC Board is divided into three classes whose members serve three-year staggered terms;

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provide that the size of the AMC Board will be set by members of the AMC Board, and any vacancy on the AMC Board, including a vacancy resulting from an enlargement of the AMC Board, may be filled only by vote of a majority of the directors then in office;

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do not permit stockholders to take action by written consent;

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provide that, except as otherwise required by law, special meetings of stockholders can only be called by the AMC Board;

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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the AMC Board;

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limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the AMC Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting;

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authorize the issuance of “blank check” preferred stock that could be issued by the AMC Board to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

The Certificate of Incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of such corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.
The bylaws state that unless AMC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of AMC to AMC or AMC’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against AMC governed by the internal affairs doctrine; provided, however, that this provision of the bylaws does not apply to any actions arising under the Securities Act or the Exchange Act.
Special Meeting of Stockholders
Special meetings of our stockholders may be called only by a majority of our directors.
No Actions by Written Consent
Stockholder action can be taken only at an annual or special meeting of stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and debt-for-equity exchanges. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMC by means of a proxy contest, tender offer, merger or otherwise.
Amendments to Certificate of Incorporation or Bylaws
The Certificate of Incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend the Certificate of Incorporation. In addition, under the DGCL, an amendment to the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to the bylaws, the AMC Board may from time to time make, amend, supplement or repeal the bylaws by vote of a majority of the AMC Board.
Limitation of Liability and Indemnification of Directors and Officers
As permitted by the DGCL, we have adopted provisions in the Certificate of Incorporation that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:
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any breach of the person’s duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

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any transaction from which the person derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by the DGCL, the Certificate of Incorporation and bylaws provide that:
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we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

We currently maintain liability insurance for our directors and officers.
The Certificate of Incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. The bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect in a manner that could adversely affect a non-U.S. holder.
This discussion is limited to non-U.S. holders (as defined below) who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally for investment).
Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including any alternative minimum tax, the Medicare tax on certain investment income or any state, local or foreign tax laws or any U.S. federal tax laws other than U.S. federal income tax laws (including estate and gift tax laws), nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for:
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certain financial institutions or financial services entities;

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insurance companies;

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tax-exempt entities or governmental organizations;

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tax-qualified retirement plans;

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“qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds);

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brokers, dealers or traders in securities or currencies;

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entities or arrangements that are treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes (and partners or beneficial owners therein);

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foreign branches;

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“controlled foreign corporations” and “foreign controlled foreign corporations”;

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“passive foreign investment companies”;

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U.S. expatriates and former U.S. citizens or long-term residents;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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persons deemed to sell common stock under the constructive sale provisions of the Code; and

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persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment.

You are urged to consult your own tax advisor concerning the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock, as well as the application of any state, local, foreign income and other tax laws and tax treaties. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of purchase, ownership and disposition of our common stock.
As used in this discussion, a “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or any other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30)) of the Code have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity or arrangement generally will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity or arrangement. Any partnership, partner in such a partnership or owner of another pass-through entity or arrangement holding shares of our common stock should consult its own tax advisor as to the particular U.S. federal income tax consequences applicable to it.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.
Distributions on Common Stock
If we pay distributions on shares of our common stock (other than certain pro rata distributions of our common stock), such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits generally will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of our common stock. See “Dispositions of Common Stock.”
Subject to the discussion below regarding effectively connected income, any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty. You are urged to consult your own tax advisor regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to us or our paying agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are generally not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us or the paying agent with a valid IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax

(provided certain certification and disclosure requirements are satisfied), are taxed at the same income tax rates applicable to United States persons, net of certain deductions and credits. In addition to the income tax described above, such effectively connected dividends received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30%, as adjusted for certain items, or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Dispositions of Common Stock
Subject to the discussion below on backup withholding and other withholding taxes, gain realized by a non-U.S. holder on a sale, exchange or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:
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the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

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the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

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we are, or become, a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to dispositions of stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future. You are urged to consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.
If any gain from the sale, exchange or other disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same income tax rates applicable to United States persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax.” The branch profits tax rate is 30%, although an applicable income tax treaty might provide for a lower rate.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any distributions that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the non-U.S. holder’s circumstances should generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be allowed as a refund by the IRS or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Other Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including our dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other disposition of domestic corporate stock (including our common stock); although, under proposed U.S. Treasury regulations, no withholding would apply to such gross proceeds. The preamble to the proposed U.S. Treasury regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed U.S. Treasury regulations pending finalization. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held could affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND TREATIES.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have entered into the Sales and Registration Agreement with (1) Goldman Sachs & Co. LLC, B. Riley Securities, Inc. and Yorkville Securities, LLC, from time to time acting as our Sales Agents or (2) Goldman Sachs & Co. LLC acting in its capacity as Forward Seller, Goldman Sachs International, acting in its capacity as Forward Counterparty, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus up to an aggregate offering price of $150,000,000.
The offering of our shares of common stock pursuant to the Sales and Registration Agreement will terminate upon the earlier of (i) the sale of all of our shares of common stock subject to the Sales and Registration Agreement, or (ii) termination of the Sales and Registration Agreement by us, on the one hand, or by any Sales Agent or the Forward Seller, with respect to such Sales Agent or the Forward Seller only, on the other hand, as provided therein.
Sales Through Sales Agents
In accordance with the terms of the Sales and Registration Agreement, we may issue and sell shares of our common stock covered by this prospectus supplement at any time and from time to time through the Sales Agents. The Sales Agents may act as agent on our behalf or purchase shares of our common stock from us as principal for their own account. If we sell common stock to the Sales Agents as principals, we will enter into a separate terms agreement with the Sales Agents and we will describe the terms of the offering of those shares in a separate prospectus supplement or pricing supplement.
Sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be made in sales that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including by sales made by means of ordinary brokers’ transactions on or through the NYSE or another market for our common stock, sales made to or through a market maker other than on an exchange, including in the over-the-counter market, in negotiated transactions (including block trades), at market prices prevailing at the time of sale or at negotiated prices, through a combination of any such methods of sale, or any other method permitted by law, subject to receipt and acceptance by the Sales Agents and subject to the Sales Agents’ rights to reject any order in whole or in part.
Each time we wish to issue and sell shares of common stock under the Sales and Registration Agreement through the Sales Agents on our behalf, we will notify the Sales Agents of the maximum number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. The Sales Agents, acting in such capacity, are not required to sell any specific number or dollar amount of shares of our common stock. Once we have so instructed the Sales Agents, unless the Sales Agents decline to accept the terms of the notice, the Sales Agents have agreed to use their commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares of common stock up to the amount specified on such terms. The obligations of the Sales Agents under the Sales and Registration Agreement to sell our shares of common stock are subject to a number of conditions that we must meet. We may instruct the Sales Agents not to sell any shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We, the Sales Agents or the Forward Seller may suspend the offering of our shares of common stock by notifying the other party. No sales of shares of our common stock by the Sales Agents acting on our behalf will occur simultaneously with any sales of the Hedging Shares by the Forward Seller on behalf of the Forward Counterparty, in each case, pursuant to the Sales and Registration Agreement.
The Sales Agents will provide to us written confirmation following the close of trading on the NYSE each day on which shares of common stock are sold under the Sales and Registration Agreement. Each confirmation will include the number of shares of common stock sold on such day, the aggregate gross sales proceeds, the net proceeds to the Company, and the compensation payable by us to the Sales Agents with respect to such sales. We will report at least quarterly the number of shares of common stock sold through the Sales Agents under the Sales and Registration Agreement, the net proceeds to us (before expenses) and the compensation paid by us to the Sales Agents in connection with the sales of the shares of common stock.
The compensation to the Sales Agents will be a mutually agreed commission that will not exceed 2.0% of the gross sales price per share of common stock sold through it on our behalf under the Sales and

Registration Agreement. At the Sales Agents’ election, such compensation shall either be (A) set forth and invoiced in periodic statements from the Sales Agents to the Company, with payment to be made by the Company promptly after its receipt thereof or (B) deducted by the Sales Agents from the payment of the gross sales proceeds to the Company. In connection with the sale of the shares of common stock on our behalf, the Sales Agents will each be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Sales Agents will be deemed to be underwriting commissions or discounts. We have also agreed to reimburse the Sales Agents and the Forward Counterparty for certain expenses in an amount not to exceed $100,000, in addition to $25,000 per each “Representation Date” as provided in the Sales and Registration Agreement.
Offering of Hedging Shares by the Forward Counterparty
From time to time during the term of the Sales and Registration Agreement, we may enter into one or more Forwards, under which we will agree to sell the specified number of shares of our common stock (subject to adjustment as set forth therein) to the Forward Counterparty. If we enter into a Forward with a Forward Counterparty, to hedge its position under a Forward, the Forward Counterparty will have a pledge from us of up to the maximum number of shares of our common stock underlying such Forward, which we refer to as the Hedging Shares, as described in “Forward Transactions” with a right to rehypothecate the pledged shares, and will rehypothecate and sell through Goldman Sachs & Co. LLC acting as a statutory underwriter under this prospectus supplement and the accompanying prospectus up to the maximum number of shares of our common stock underlying such Forward over an agreed Initial Hedging Period for such Forward, all subject to the terms of the Sales and Registration Agreement and such Forward.
We have been advised by the Forward Counterparty that it expects that, on the same days during the Initial Hedging Period when it is selling a number of Hedging Shares necessary to introduce into the public market the maximum number of shares underlying the Forward, the Forward Counterparty or its affiliate(s) will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account to reduce the Forward Counterparty’s initial hedge position to the requisite level, as the Forward Counterparty expects its initial hedge position in respect of any Forward to be substantially less than the maximum number of shares underlying such Forward. Such purchases in the open market may have the effect of increasing, or limiting a decrease, in the market price of shares of our common stock.
The number of shares underlying a Forward will be reduced in the event that the Forward Counterparty is unable to introduce the maximum number of shares underlying such Forward into the public market during the applicable Initial Hedging Period (including as a result of the prospectus being unavailable at any time during such Initial Hedging Period).
At the time of entry into a Forward, we will specify to the Forward Counterparty a minimum price below which sales of any Hedging Shares may not be made by the Forward Seller and other sales parameters (including any volume limitations). The Forward Seller is not required to sell any specific number or dollar amount of shares of our common stock, but, pursuant to the Sales and Registration Agreement and subject in all regards to the terms of a particular Forward, the Forward Seller has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Hedging Shares on such terms. The obligations of the Forward Seller under the Sales and Registration Agreement to sell any Hedging Shares are subject to a number of conditions that we must meet. Any sales of the Hedging Shares by the Forward Seller may be suspended at any time, and there can be no assurance that the Forward Seller will be able to sell any shares pursuant to the Sales and Registration Agreement. No sales of shares of our common stock by the Sales Agents acting on our behalf will occur simultaneously with any sales of the Hedging Shares by the Forward Seller on behalf of the Forward Counterparty, in each case, pursuant to the Sales and Registration Agreement.
Sales of our common stock under this prospectus supplement and the accompanying prospectus by the Forward Seller will be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including by sales made by means of ordinary brokers’ transactions on or through the NYSE or another market for our common stock, sales made to or through a market maker other than on an exchange, including in the over-the-counter market, in negotiated transactions (including block trades), at market prices prevailing at the time of sale or at negotiated prices, through a combination of any such methods of sale, or any other method permitted by law, subject to receipt and acceptance by the Forward Seller and subject to the Forward Seller’s rights to reject any order in whole or in part.
During the Initial Hedging Period for any Forward, the Forward Counterparty or the Forward Seller on its behalf may also use this prospectus supplement and the accompanying prospectus to effect any sales of shares of our common stock on behalf of the Forward Counterparty as principal, to the extent required to adjust the Forward Counterparty’s initially established hedge of the applicable portion of the Forward. The prices of such sales will not be used to determine the Floor Price and the Cap Price of the Forward.
We will not receive any proceeds from the sale of any Hedging Shares by the Forward Counterparty under this prospectus supplement, but we expect to receive a prepayment under each Forward after completion of the respective Initial Hedging Period for such Forward, and we may receive an additional payment upon settlement at maturity of such Forward (or a portion thereof), in cash or, at our election subject to certain conditions, in shares of our common stock, as described under “Forward Transactions.”
Since we will not receive any proceeds from the sale of the Hedging Shares on behalf of the Forward Counterparty and all of the proceeds of any Hedging Shares sold by the Forward Seller will be paid to the Forward Counterparty, Goldman Sachs & Co. LLC or its affiliate may receive more than 5% of the net proceeds of the offering of the Hedging Shares, not including underwriting discounts. In connection with the sale of the shares of common stock on behalf of the Forward Counterparty, the Forward Seller will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Forward Seller will be deemed to be underwriting commissions or discounts. The Forward Seller may effect sales transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principal. See also “Risk Factors — Risks Related to Forward Transactions — The Forwards (if any), including sales of shares of our common stock by the Forward Seller pledged by us as described in “Forward Transactions —  Share Pledge Arrangement,” and other transactions effected by the Forward Counterparty and/or its affiliates to establish, modify or, in some cases, unwind the Forward Counterparty’s hedge positions in connection with the Forwards, may have a positive, negative or neutral impact on the market price of shares of our common stock.”
Conflicts of Interest
Because Goldman Sachs International, as Forward Counterparty, and/or Goldman Sachs & Co. LLC, as Forward Seller, may receive more than 5% of the net proceeds of the offering of the Hedging Shares, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common Stock. Goldman Sachs & Co. LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.
Settlement Matters
Settlement of any sales of our common stock will occur on the first business day following the date on which such sales were made (or such earlier day as is industry practice for regular-way trading). There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as may be designated by the Sales Agents or the Forward Seller (as applicable) at the time of sale.
Certain Indemnity, Reimbursement and Other Undertakings
We have agreed to indemnify the Sales Agents, the Forward Seller and the Forward Counterparty against certain liabilities, including civil liabilities under the Securities Act, or to contribute payments that may be required to be made in respect of any of these liabilities.

We have also agreed to reimburse the Sales Agents and the Forward Seller for certain of its and its respective affiliates’ expenses and disbursements of counsel in an amount not to exceed $100,000, in addition to $25,000 per each “Representation Date” as provided in the Sales and Registration Agreement. The foregoing rate of compensation shall not apply when the Sales Agents act as principals.
If we or any of the Sales Agents or the Forward Seller have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, that party will promptly notify the others and sales of our shares of common stock pursuant to the Sales and Registration Agreement or any terms agreement will be suspended until Rule 101(c)(1) or another exemptive provision has been satisfied in the judgment of each party.
Other Relationships
The Sales Agents, the Forward Seller, the Forward Counterparty and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The Sales Agents, the Forward Seller, the Forward Counterparty and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Sales Agents, the Forward Seller, the Forward Counterparty and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The Sales Agents, the Forward Seller, the Forward Counterparty and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
New York Stock Exchange Listing
The shares being offered hereby have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol “AMC.”

LEGAL MATTERS
The validity of the shares of common stock being offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with the offering of shares of common stock will be passed upon for the underwriters and the Forward Counterparty by Latham & Watkins LLP, New York, New York.
EXPERTS
The consolidated financial statements of AMC Entertainment Holdings, Inc. appearing in AMC Entertainment Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of AMC Entertainment Holdings, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon such reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
AMC Entertainment Holdings, Inc.
Common Stock
Preferred Stock
Subscription Rights
Depositary Shares
Warrants
Units
We may offer and sell, from time to time in one or more offerings, shares of our Class A common stock, par value $0.01 (the “common stock”), preferred stock, subscription rights, depositary shares, warrants and units, in amounts, at prices and on terms determined at the time of offering. This prospectus describes some of the general terms of these securities and the general matter in which these securities will be offered. Each time securities are offered pursuant to this prospectus, we will file a prospectus supplement and attach it to this prospectus. We also may provide investors with a free writing prospectus. The prospectus supplement or any free writing prospectus will contain more specific information about the offering and, if applicable, prices and terms of the securities. Such supplements or free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement or free writing prospectus, as well as the documents incorporated by reference herein or therein, before you invest in any of our securities.
In addition, the selling stockholders to be named in a supplement to this prospectus may from time to time offer or sell one or more of the securities registered herein. To the extent that any selling stockholders resell any securities, the selling stockholders may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholders and the amount and terms of the securities being offered. We will not receive any proceeds from the sale of securities by the selling stockholders.
This prospectus may not be used to offer and sell shares of our securities unless accompanied by a prospectus supplement or a free writing prospectus.
The securities may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices and varying prices determined at the times of sale or negotiated prices. The securities offered by this prospectus and the accompanying prospectus supplement or free writing prospectus may be offered by us or the selling stockholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMC.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in this prospectus, in our periodic reports, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission (“SEC”). See the sections entitled “Risk Factors” below on page 8, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement, if any.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf registration process, we or the selling stockholders to be named in a prospectus supplement or free writing prospectus may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of our securities that we may offer. To the extent required by applicable law, each time we or the selling stockholders sell securities, we will provide you with this prospectus and, to the extent required, a prospectus supplement that will contain more information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you), if any, may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, if any, and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the headings “Where You Can Find Additional Information; Incorporation of Documents by Reference” before buying any of the shares of our securities being offered. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information provided in the prospectus supplement or free writing prospectus, as applicable.
You should rely only on the information contained in this prospectus, and any accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information; Incorporation of Documents by Reference,” and any free writing prospectus that we prepare and distribute.
Neither we nor the selling stockholders or any of our their respective affiliates have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus related hereto that we may authorize to be delivered to you. If given or made, any such other information or representation should not be relied upon as having been authorized by us or any selling stockholders. We and the selling stockholders may only offer to sell, and seek offers to buy, any securities in jurisdictions where offers and sales are permitted.
This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is only accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless we state otherwise, references to “we,” “us,” “our,” the “Company” or “AMC” refer to AMC Entertainment Holdings, Inc. and its consolidated subsidiaries.
THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT OR A FREE WRITING PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.amctheatres.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
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our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025 and the amendment to our annual report on Form 10-K, filed with the SEC on April 30, 2025 (together, the “Annual Report”);

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our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 7, 2025, for the quarterly period ended June 30, 2025, filed with the SEC on August 11, 2025, and for the quarterly period ended September 30, 2025 filed with the SEC on November 5, 2025 (together, the “Quarterly Reports”);

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our Proxy Statement on Schedule 14A, filed with the SEC on October 24, 2025 (but only to the extent incorporated by reference in Part III of our annual report on Form 10-K for the year ended December 31, 2024);

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our current reports on Form 8-K filed with the SEC on January 31, 2025, February 14, 2025, July 1, 2025, July 7, 2025, July 25, 2025, October 1, 2025, October 3, 2025, December 11, 2025, December 22, 2025, January 12, 2026, and January 29, 2026 (together, the “Current Reports”); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 17, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
This prospectus and any accompanying prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any accompanying prospectus supplement or free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:
AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this prospectus, the documents that are incorporated by reference in this prospectus and other written or oral statements made by or on behalf of AMC may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “forecast,” “estimate,” “project,” “intend,” “plan,” “expect,” “should,” “believe” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions and speak only as of the date on which it is made. Examples of forward-looking statements include statements we make regarding future attendance levels, revenues and our liquidity. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:
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the risks and uncertainties relating to the sufficiency of our existing cash and cash equivalents and available borrowing capacity to fund operations and satisfy obligations including cash outflows for planned capital expenditures currently and through the next twelve months. In order to achieve net positive cash flows from operating activities, revenues will need to increase from current levels to levels at least in line with pre-COVID-19 revenues. However, there remain significant risks that may negatively impact revenues and attendance levels, including changes to movie studios release schedules (including as a result of production delays and delays to the release of movies caused by labor stoppages) and direct to streaming or other changing movie studio practices. If we are unable to achieve increased levels of attendance and revenues, we will be required to obtain additional liquidity. If such additional liquidity is not obtained or is insufficient, we likely would seek an in-court or out-of-court restructuring of our liabilities, and in the event of such future liquidation or bankruptcy proceeding, holders of our common stock and other securities would likely suffer a total loss of their investment;

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the risks and uncertainties relating to the Transaction Support Agreement, entered into on July 1, 2025 by the Company and Muvico, LLC, a wholly owned subsidiary of the Company, providing for a series of refinancing transactions (the “2025 Refinancing Transactions”) and a series of refinancing transactions with two creditor groups to refinance and extend to 2029 and 2030 the maturities of the Company’s debt previously maturing in 2026, completed in the third quarter of 2024 (the “2024 Refinancing Transactions”), including, but not limited to, (i) the potential for additional future dilution of our common stock as a result of issuance of shares underlying our 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Existing Exchangeable Notes”) or our Senior Secured Exchangeable Notes due 2030 (the “New Exchangeable Notes”), (ii) the possibility that the extension of certain debt maturities will not provide enough time for attendance and revenues to increase to sufficient levels and generate net positive cash flows from operating activities to overcome liquidity concerns or may be insufficient to do so if the Company does not achieve revenue levels at least in line with pre-COVID-19 revenues and (iii) the impact on the market price of our common stock and our capital structure of any litigation or claims of default that might arise in connection with the 2025 Refinancing Transactions or 2024 Refinancing Transactions;

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changing practices of distributors, which accelerated during the COVID-19 pandemic, including increased use of alternative film delivery methods including premium video on demand, streaming platforms, shrinking exclusive theatrical release windows or release of movies to theatrical exhibition and streaming platforms on the same date, the theatrical release of fewer movies, or transitioning to other forms of entertainment;

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the impact of changing movie-going behavior of consumers;

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the risk that the North American and international box office in the near term will not recover sufficiently, resulting in continued cash burn and the need to seek additional financing, which may not be available at favorable terms, or at all;

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risks and uncertainties relating to our significant indebtedness, including our borrowings and our ability to meet our debt covenants;

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the dilution caused by recent and potential future sales of our common stock and future potential share issuances to repay, refinance, redeem or repurchase indebtedness (including expenses, accrued interest and premium, if any);

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risks relating to motion picture production, promotion, marketing, and performance, including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and the financial burden imposed by tariffs on motion picture production;

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the seasonality of our revenue and working capital, which are dependent upon the timing of motion picture releases by distributors, such releases being seasonal and resulting in higher attendance and revenues generally during the summer months and holiday seasons, and higher working capital requirements during the other periods such as the first quarter;

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intense competition in the geographic areas in which we operate among exhibitors, streaming platforms, or from other forms of entertainment;

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certain covenants in the agreements that govern our indebtedness that limit or restrict our ability to take advantage of certain business opportunities, pay dividends, incur additional debt, pre-pay debt, and also to refinance debt and to do so at favorable terms, and such covenants that impose additional administrative and operational burdens on our business;

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risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges;

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general and international economic, political, regulatory, social and financial market conditions, including potential economic recession, inflation, rising interest rates, the financial stability of the banking industry, and other risks that may negatively impact discretionary income and our revenues and attendance levels;

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our lack of control over distributors of films;

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limitations on the availability of capital or poor financial results may prevent us from deploying strategic initiatives;

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an issuance of preferred stock could dilute the voting power of the common stockholders and adversely affect the market value of our outstanding common stock;

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limitations on the authorized number of shares of common stock could in the future prevent us from raising additional capital through common stock;

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our ability to achieve expected synergies, benefits and performance from our strategic initiatives;

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our ability to refinance our indebtedness on terms favorable to us or at all;

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our ability to optimize our theatre circuit through new construction, the transformation of our existing theatres, and strategically closing underperforming theatres may be subject to delay and unanticipated costs;

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failures, unavailability or security breaches of our information systems, including due to cybersecurity incidents;

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our ability to utilize interest expense deductions will be limited annually due to Section 163(j) of the Internal Revenue Code of 1986, as amended (the “Code”), as amended by the One Big Beautiful Bill Act of 2025;

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our ability to recognize interest deduction carryforwards, net operating loss carryforwards and other tax attributes to reduce our future tax liability;

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our ability to recognize certain international deferred tax assets which currently do not have a valuation allowance recorded;

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review by antitrust authorities in connection with acquisition opportunities;

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risks relating to the incurrence of legal liability;

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dependence on key personnel for current and future performance and our ability to attract and retain senior executives and other key personnel, including in connection with any future acquisitions;

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increased costs in order to comply or resulting from a failure to comply with governmental regulation, including the General Data Protection Regulation (“GDPR”) and all other current and pending privacy and data regulations in the jurisdictions where we have operations;

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supply chain disruptions may negatively impact our operating results;

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the availability and/or cost of energy, particularly in Europe;

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the market price and trading volume of our shares of common stock has been and may continue to be volatile, and purchasers of our securities could incur substantial losses;

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future offerings of debt, which would be senior to our common stock for purposes of distributions or upon liquidation, could adversely affect the market price of our common stock;

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the potential for political, social, or economic unrest, terrorism, hostilities, cyber-attacks or war, including the conflict between Russia and Ukraine and other international conflicts;

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the potential impact of financial and economic sanctions on the regional and global economy, or widespread health emergencies, such as pandemics or epidemics, causing people to avoid our theatres or other public places where large crowds are in attendance;

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anti-takeover protections in our Fourth Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our amended and restated bylaws (the “bylaws”) may discourage or prevent a takeover of our Company, even if an acquisition would be beneficial to our stockholders; and

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other risks and uncertainties referenced from time to time in filings with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty and we caution accordingly against relying on forward-looking statements.
Consider these factors carefully in evaluating the forward-looking statements. For further information about these and other risks and uncertainties as well as strategic initiatives, see “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports filed by us with the SEC, including on Form 8-K.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date hereof, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE COMPANY
We are the world’s largest theatrical exhibition company and an industry leader in innovation and operational excellence. Over the course of our 100+ year history, we have pioneered many of the theatrical exhibition industry’s most important innovations. We introduced multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Most recently, we continued to innovate and evolve the movie-going experience with the deployment of our theatre renovations featuring plush, powered recliner seating and the launch of our U.S. subscription loyalty tier, AMC Stubs® A-List. Our growth has been driven by a combination of organic growth through reinvestment in our existing assets and through the acquisition of some of the most respected companies in the theatrical exhibition industry.
We were incorporated under the laws of the state of Delaware on June 6, 2007. We maintain our principal executive offices at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 and our telephone number is (913) 213-2000. Our corporate website address is www.amctheatres.com. Our website and the information contained on, or that can be accessed through, the website is not incorporated by reference in, and is not part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risk factors set forth below and the risk factors described under the heading “Risk Factors” in our Annual Report and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which is incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific offering or resale. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. For more information, see the section entitled “Where You Can Find More Information; Incorporation of Documents by Reference” in this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

USE OF PROCEEDS
Except as otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness or capital stock, working capital, capital expenditures and other investments. We will not receive any proceeds from any sale of our securities by any selling stockholders. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is summarized from and qualified in its entirety by reference to Delaware law, our amended and restated certificate of incorporation (the “certificate of incorporation”) and our amended and restated bylaws (the “bylaws”), each of which has been publicly filed with the SEC. See the section entitled “Where You Can Find More Information; Incorporation of Documents by Reference”.
Our authorized capital stock consists of 1,100,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 6, 2026, there were 513,886,461 shares of common stock outstanding and no shares of preferred stock outstanding. Our common stock is listed on the NYSE under the symbol “AMC.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Voting Rights
Holders of common stock are entitled to one vote per share. Our directors are elected by all of the common stockholders voting together as a single class.
Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of our outstanding voting power. Except as otherwise required by the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or voting rights granted to any subsequently issued preferred stock, the holders of outstanding shares of our common stock and our preferred stock entitled to vote thereon, if any, vote as one class with respect to all matters to be voted on by our stockholders. Under the DGCL, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.
Conversion
The common stock is not convertible into any other shares of our capital stock.
No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.
Dividends
Holders of common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the AMC Board, subject to any preferential rights of any outstanding preferred stock.
Other Rights
Upon liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.
Preferred Stock
AMC’s certificate of incorporation authorizes the AMC Board to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The AMC Board is authorized, without further stockholder approval, to establish one or more series of preferred stock and to determine, with respect to each such series, the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our Company.
Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws
Certain provisions of our certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of AMC without prior approval of the AMC Board. These provisions are meant to encourage persons interested in acquiring control of AMC to first consult with the AMC Board to negotiate terms of a potential business combination or offer. For example, the certificate of incorporation and bylaws:
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provide for a classified board of directors, pursuant to which the AMC Board is divided into three classes whose members serve three-year staggered terms;

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provide that the size of the AMC Board will be set by members of the AMC Board, and any vacancy on the AMC Board, including a vacancy resulting from an enlargement of the AMC Board, may be filled only by vote of a majority of the directors then in office;

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do not permit stockholders to take action by written consent;

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provide that, except as otherwise required by law, special meetings of stockholders can only be called by the AMC Board;

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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the AMC Board;

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limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the AMC Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting;

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authorize the issuance of “blank check” preferred stock that could be issued by the AMC Board to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

The certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of such corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.
The bylaws state that unless AMC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of AMC to AMC or AMC’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the certificate of incorporation or bylaws, or (iv) any action asserting a claim against AMC governed by the internal affairs doctrine; provided, however, that this provision of the bylaws does not apply to any actions arising under the Securities Act or the Exchange Act.
Special Meeting of Stockholders
Special meetings of our stockholders may be called only by a majority of our directors.
No Actions by Written Consent
Stockholder action can be taken only at an annual or special meeting of stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMC by means of a proxy contest, tender offer, merger or otherwise.
Amendments to Certificate of Incorporation or Bylaws
The certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend the certificate of incorporation. In addition, under the DGCL, an amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to the bylaws, the AMC Board may from time to time make, amend, supplement or repeal the bylaws by vote of a majority of the AMC Board.
Limitation of Liability and Indemnification of Directors and Officers
As permitted by the DGCL, we have adopted provisions in the certificate of incorporation that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

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any breach of the person’s duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

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any transaction from which the person derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by the DGCL, the certificate of incorporation and bylaws provide that:
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we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

We currently maintain liability insurance for our directors and officers.
The certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. The bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

DESCRIPTION OF SUBSCRIPTION RIGHTS
The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.
We may issue subscription rights to purchase our equity or debt securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:
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the price, if any, for the subscription rights;

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the exercise price payable for our equity or debt securities upon the exercise of the subscription rights;

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the number of subscription rights issued to each stockholder;

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the amount of our equity or debt securities that may be purchased per each subscription right;

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the extent to which the subscription rights are transferable;

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF DEPOSITARY SHARES
The following briefly summarizes the provisions of the depositary shares and depository receipts that we may issue from time to time and which would be important to holders of depositary shares and depository receipts, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depository receipts being offered and provide any additional provisions applicable to the depositary shares or depository receipts being offered. The following description and any description in a prospectus supplement may not be complete and are subject to, and qualified in their entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.
Depositary Shares
We may offer depositary shares evidenced by depository receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depository. The fraction or the multiple of a share of preferred stock, which each depositary share represents, will be set forth in the applicable prospectus supplement.
We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as its preferred stock depository. We will name the depository in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depository will send the holders of depositary shares all reports and communications that we deliver to the depository and which we are required to furnish to the holders of depositary shares.
Depository Receipts
The depositary shares will be evidenced by depository receipts issued pursuant to the depositary agreement. Depository receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DESCRIPTION OF WARRANTS
The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of debt or equity securities described in this prospectus. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under one or more warrant agreements we will enter into with a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with an offering of our warrants.
A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:
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the title of the warrants;

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the aggregate number of warrants;

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the price or prices at which the warrants will be issued;

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the currencies in which the price or prices of the warrants may be payable;

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the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

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the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

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if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

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the price or prices at which, and currency or currencies in which, the offered securities purchasable upon exercise of the warrants may be purchased;

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the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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the terms of any rights to redeem or call the warrants;

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any minimum or maximum amount of warrants that may be exercised at any one time;

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information with respect to book-entry procedures, if any;

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any listing of warrants on any securities exchange;

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if appropriate, a discussion of U.S. federal income tax consequences; and

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any other material term of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, subscription rights and warrants or any combination of such securities.
The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:
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the terms of the units and of any of the common stock, preferred stock, depositary shares, subscription rights and comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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a description of the terms of any unit agreement governing the units;

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a description of the provisions for the payment, settlement, transfer or exchange of the units; and

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whether the units will be issued in fully registered or global form.

SELLING STOCKHOLDERS
Information regarding the identities of any selling stockholders, any material relationships the selling stockholders have had within the past three years with the Company, the beneficial ownership of our common stock by the selling stockholders, the number of securities to be offered by the selling stockholders and the percentage to be owned by the selling stockholders after completion of the applicable offering will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION
We or the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
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directly to one or more purchasers;

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through one or more agents, including in an “at the market” offering within the meaning of Rule 415(a)(4) under the Securities Act;

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to or through underwriters, brokers or dealers; or

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through a combination of any of these methods of sale.

In addition, the manner in which we or the selling stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:
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“at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange of otherwise;

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block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we and the selling stockholders may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use securities received from us or selling stockholders to close out its short positions;

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sell securities short and re-deliver such securities to close out the short positions;

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enter into options or other types of transactions that require us or the selling stockholders to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer the securities under this prospectus; or

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loan or pledge the securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

The securities covered by this prospectus may be sold:
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on a national securities exchange if listed thereunder;

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in the over-the-counter market; or

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in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or the selling stockholders or others to settle such sales and may use securities received from us or selling stockholders to close out any related short positions. We or the selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be. The third party in such sale transactions may be an underwriter and will be named in the applicable prospectus supplement (or a post effective amendment) to the extent required.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:
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the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the net proceeds to be received by us or the selling stockholders from the sale;

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any delayed delivery arrangements;

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the method of distribution;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us and the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to the prevailing market prices; or

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at negotiated prices.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder subscription rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder subscription rights, the stockholder subscription rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder subscription rights, including:
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whether common stock, preferred stock, depositary shares or warrants for those securities will be offered under the stockholder subscription rights;

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the number of those securities or warrants that will be offered under the stockholder subscription rights;

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the period during which and the price at which the stockholder subscription rights will be exercisable;

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the number of stockholder subscription rights then outstanding;

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any provisions for changes to or adjustments in the exercise price of the stockholder subscription rights; and

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any other material terms of the stockholder subscription rights.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of AMC Entertainment Holdings, Inc. and subsidiaries appearing in AMC Entertainment Holdings, Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of AMC Entertainment Holdings, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon such reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Up to $150,000,000
Common Stock
PROSPECTUS SUPPLEMENT
Goldman Sachs & Co. LLCB. Riley Securities Yorkville Securities
February 9, 2026